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                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
CapRock Telecommunications Corp.
(Formerly CapRock Communications Corp.)
The Partners of CapRock Fiber Network, Ltd.


     We consent to the incorporation by reference of our reports dated May 28, 1997 and March 19, 1997, respectively, related to CapRock Telecommunications Corp. and CapRock Fiber Network, Ltd. in Registration Statement on Form S-8 of CapRock Communications Corp. and the related prospectus deemed to be included therein pertaining to the CapRock Communications Corp. 1998 Equity Incentive Plan and the CapRock Communications Corp. 1998 Director Stock
Option Plan (the reports are included in CapRock Communications Corp.'s Form S-4 Registration Statement, as amended (Registration No. 333-64699)).


                                       BURDS REED & MERCER, P.C.


Dallas, Texas
November 6, 1998